                                                                 EXHIBIT 10.18


                             OXYGEN SUPPLY AGREEMENT


                                     BETWEEN


                              GENEVA STEEL COMPANY

                                       AND

                         AIR LIQUIDE AMERICA CORPORATION







                                 Effective as of
                                  June 10, 1997


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                                TABLE OF CONTENTS

ARTICLE 1. - DEFINITIONS.................................................  1

ARTICLE 2. - EXISTING FACILITY...........................................  2
    2.1    Existing Facility.............................................  2
    2.2    Tie-In With Oxygen Distribution System........................  3
    2.3    Safety Standards; Restricted Access...........................  3
    2.4    Liens.........................................................  3
    2.5    Compliance with Law...........................................  3
    2.6    Argon Production Prohibition..................................  3
    2.7    Other Product Prohibition.....................................  3
    2.8    Power Credit..................................................  4

ARTICLE 3. - UTILITIES...................................................  4
    3.1    Site Utilities................................................  4

ARTICLE 4. - QUANTITY....................................................  5
    4.1    Oxygen Quantities.............................................  5
    4.2    Operation Level...............................................  5
    4.3    Reduced Demand................................................  5
    4.4    Title.........................................................  5

ARTICLE 5. - PRICES......................................................  5
    5.1    Monthly Facility Charge.......................................  5
                 5.1.1   Adjustment......................................  5
                 5.1.2   Required Documentation..........................  6
                 5.1.3   Definitions.....................................  6
    5.2    Payment.......................................................  6
    5.3    Disputes......................................................  6

ARTICLE 6. - SPECIFICATION...............................................  7
    6.1    Oxygen Specification..........................................  7
    6.2    Non-conforming Oxygen.........................................  7
    6.3    Limitation....................................................  7

ARTICLE 7. - DELIVERY PRESSURE...........................................  7

ARTICLE 8. - SELLER'S SHUTDOWN...........................................  7
    8.1    Ordinary Downtime.............................................  7
    8.2    Vaporization..................................................  7
    8.3    Right to Alternate Supply.....................................  8

ARTICLE 9. - METERING EQUIPMENT..........................................  8
    9.1    Oxygen Metering...............................................  8


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                 9.1.1  Calibration......................................  8
                 9.1.2  Buyer Tests......................................  8
    9.2    Electric Metering Equipment...................................  9

ARTICLE 10. - TAXES......................................................  9
    10.1   Sales and Other Taxes.........................................  9
    10.2   Property Taxes................................................  9

ARTICLE 11. - CONTINGENCIES..............................................  9
    11.1   Contingencies.................................................  9
    11.2   Reduced Delivery or Taking.................................... 10
    11.3   No Production................................................. 10
    11.4   Operational Inefficiency...................................... 10

ARTICLE 12. - LIABILITY.................................................. 11
    12.1   Acknowledgement............................................... 11
    12.2   Indemnity by Buyer............................................ 11
    12.3   Indemnity by Seller........................................... 11

ARTICLE 13. - ATMOSPHERIC CONTAMINANTS................................... 12

ARTICLE 14. - ENVIRONMENTAL CONDITIONS AND PERMITS....................... 12
    14.1   Site Condition................................................ 12
    14.2   Permitting.................................................... 12

ARTICLE 15. - FAIR LABOR STANDARDS ACT................................... 12

ARTICLE 16. - DEFAULT.................................................... 12
    16.1   Default by Seller............................................. 12
    16.2   Default by Buyer.............................................. 12

ARTICLE 17. - ASSIGNMENT................................................. 13

ARTICLE 18. - APPLICABLE LAW............................................. 13

ARTICLE 19. - RESOLUTION OF DISPUTES..................................... 13

ARTICLE 20. - TERM....................................................... 13
    20.1   Term.......................................................... 13

ARTICLE 21. - NOTICE..................................................... 14

ARTICLE 22. - ENTIRE AGREEMENT........................................... 14


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ARTICLE 23. - MISCELLANEOUS.............................................. 15
    23.1   Confidentiality............................................... 15
    23.2   Severability.................................................. 15
    23.3   Waiver........................................................ 15
    23.4   Power Rates................................................... 15


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
                             OXYGEN SUPPLY AGREEMENT


      THIS OXYGEN SUPPLY AGREEMENT (the "Agreement") is entered into September 10, 1997, effective as of June 10, 1997 (the "Effective Date"), between AIR LIQUIDE AMERICA CORPORATION, a Delaware corporation ("Seller") and GENEVA STEEL COMPANY, a Utah corporation ("Buyer").

                                    RECITALS:

      A. Buyer is currently supplied a portion of the oxygen consumed at its steel mill located in Vineyard, Utah (the "Geneva Works") from an air separation facility which is owned and operated by Seller and has a rated capacity of 275 tons per day of oxygen production (the "Existing Facility").

      B. Seller and Buyer desire to continue the supply to Buyer of oxygen from the Existing Facility pursuant to the terms and conditions set forth herein.

                                   AGREEMENT:

      NOW, THEREFORE, in consideration of the foregoing, the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller, intending to be legally bound, agree as follows:

                            ARTICLE 1. - DEFINITIONS

      When used in this Agreement, each term below or defined elsewhere herein shall have the indicated meaning unless such meaning is clearly precluded by the context in which the term is used. Unless the context otherwise expressly requires, the words "herein," "hereto," "hereunder," and other words of similar import refer to this Agreement as a whole and not to a particular Article or portion thereof.

      1.1   "ARGON" means liquid argon produced at the Existing Facility.

      1.2 "EXISTING FACILITY" means the air separation facility owned and operated by Seller on the Facility Site at the Geneva Works, and all modifications, improvements and expansions made to such facilities during the term hereof, for the production, compression, storage and vaporization of Oxygen and the production and storage of Argon.

      1.3 "FACILITY SITE" means that parcel of real property at the Geneva Works depicted on Exhibit 1.2 hereto leased to Seller pursuant to the Ground Lease and upon which the Existing Facility is located.

      1.4 "GENEVA WORKS" means Buyer's plant located in Vineyard, Utah, and any additions or modifications thereto.

      1.5 "GROUND LEASE" means that certain Amended and Restated Lease of even date herewith executed by Seller and Buyer attached hereto as Exhibit 1.5 and any modifications or amendments thereto.

      1.6   "MONTHLY FACILITY CHARGE" shall have the meaning set forth in
Article 5 hereof.

      1.7 "OXYGEN" means oxygen produced at the Existing Facility meeting the specifications for oxygen set forth in Article 6 and delivered in gaseous form hereunder up to the applicable maximum respective production rates specified in
Article 4.

      1.8 "OXYGEN DELIVERY POINT" means the location on the battery limits of the Facility Site depicted on Exhibit 1.2 hereto.

      1.9 "OXYGEN DISTRIBUTION SYSTEM" means the system of trunk and service pipelines currently existing at the Geneva Works to transport Oxygen from the Oxygen Delivery Point to the various use points within the Geneva Works.

      1.10  "PSIG" means pounds per square inch gauge.

      1.11 "SCF" used as a measure of Oxygen means that quantity of Oxygen which in gaseous form would occupy a volume of one cubic foot at 70 degrees Fahrenheit temperature and 14.696 pounds per square inch absolute pressure.

      1.12  "TON" means 2,000 pounds avoirdupois or 24,160 SCF of Oxygen.

                         ARTICLE 2. - EXISTING FACILITY

      2.1 Existing Facility. Seller, at its sole expense, shall operate, own, maintain and repair the Existing Facility on the Facility Site during the term hereof pursuant to the Ground Lease. The Existing Facility shall be and remain the personal property of Seller at all times. The Existing Facility shall at all times during the term hereof include, but not be limited to, the equipment, systems and facilities set forth on Exhibit 2.1 hereto. During the term of this Agreement, Buyer shall not cause the Existing Facility or the Facility Site to be sold, seized or encumbered in any way whatsoever, and Buyer shall cooperate with Seller in any reasonable manner, without cost or expense to Buyer, including the making of public filings or recordations, to ensure that no such sale, seizure or encumbrance of the Existing Facility or the Facility Site takes place; provided, however, that Buyer shall have the rights to encumber the Facility Site as set forth in the Ground Lease. Seller reserves the right to make changes, modifications, improvements, or expansions of the Existing Facility, at any time during the term hereof provided that (i) Seller's obligations hereunder are not diminished, (ii) the production capacities of the Existing Facility as set forth herein are not diminished, (iii) the costs or taxes to be paid or utilities to be furnished by Buyer hereunder are not increased by such changes, modifications, improvements or expansions, and (iv) such changes, modifications, improvements, or expansions do not adversely affect Buyer, the Geneva Works or Buyer's operations.


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
      2.2 Tie-In With Oxygen Distribution System. Seller, at its expense, will perform and provide all work, piping, valves, controls, racks and supports necessary to maintain the connection of the Existing Facility to the Oxygen Distribution System, all pursuant to specifications prepared by Seller and approved by Buyer.

      2.3 Safety Standards; Restricted Access. Seller shall comply with all of Buyer's safety and security standards and rules applicable generally to the Geneva Works; provided, however, that such standards and rules shall not relieve Seller of its responsibility for the safety of the Facility Site. Buyer will use reasonable efforts to prevent Buyer's employees from entering the Facility Site or altering, repairing, adjusting or otherwise tampering with the Existing Facility without the prior consent of Seller. Buyer will prohibit smoking and the use of open flames by its employees within fifty (50) feet of the Existing Facility; provided, however, that Seller shall be and remain responsible for all emergency response fire protection required for the Existing Facility.

      2.4 Liens. In express consideration of the terms, covenants and undertakings set forth herein, and for other valuable consideration, Seller knowingly and intentionally waives any and all rights it may have, now or in the future, to assert liens or claims of liens against the Facility Site or the Geneva Works; provided, however, that the foregoing shall not be a waiver of Seller's right to payment hereunder but only the right to assert liens against Buyer's property related thereto. Seller will cause all persons providing equipment, materials or labor for the Existing Facility to similarly waive their lien rights prior to performing any work on or for the Existing Facility. Buyer shall indemnify, defend and hold Seller harmless from and against liens against the Existing Facility due solely to its location on Buyer's premises. Seller shall indemnify, defend and hold Buyer harmless from and against liens and claims arising from the acts or omissions of Seller or its subcontractors, employees, agents and invitees or due to the failure of Seller or its contractors to timely pay amounts owed to contractors, subcontractors, suppliers, materialmen or others.

      2.5 Compliance with Law. The Existing Facility shall at all times during the term hereof conform with all applicable statutes, regulations, ordinances, rules, standards and codes including, but not limited to, OSHA requirements related to noise levels.

      2.6 Argon Production Prohibition. Seller agrees that it will not produce or sell any Argon from the Existing Facility during any period when Seller has not produced argon at the maximum possible levels from the facility which is the subject of that certain Industrial Gas Supply Agreement dated as of June 6, 1995, as amended (the "1995 Agreement") and for which Buyer has provided certain argon credits as outlined in the 1995 Agreement. Seller shall reimburse Buyer for any power and utility costs incurred by Buyer as a result thereof, the power cost to be calculated as set forth in Section 2.8 hereof.

      2.7 Other Product Prohibition. Unless so requested by Buyer to fill the liquid oxygen storage tank that is a part of the New Facility, Seller agrees that it will not produce or sell any liquid oxygen or gaseous or liquid nitrogen from the Existing Facility unless otherwise approved in writing by Buyer, such approval not to be unreasonably withheld, and Seller pays to Buyer


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
any power and utility costs incurred by Buyer as a result thereof, the power cost to be calculated as set forth in Section 2.8 hereof.

      2.8 Power Credit. The Power Credit ("PC") used by Seller to produce liquidous product (including Argon) shall be calculated as follows:

                              PC = ((D/730) + E) R

      Where: E = average price paid by Buyer for the energy portion of the power purchased from PacificCorp for a demand rate in excess of 90 MW, expressed in dollars per kwh; and

             PC= credit per 100 SCF of liquidous product produced for Seller's account.

             D = the demand charge (expressed in $ per kw) under Utah Power's
                 Schedule 9 rate or, if Schedule 9 is no longer available, a successor tariff of Utah Power generally available to industrial customers like Seller.

             R = 3.2 kilowatt hours per 100 SCF.

                             ARTICLE 3. - UTILITIES

      3.1 Site Utilities. Buyer will provide at no charge to Seller at the locations depicted on Exhibit 1.2 hereto the following utilities and services and in the estimated quantities shown for Seller's use:

Sanitary Sewer ........................ Domestic sewage that has been pumped to
                                        Buyer's system by Seller

Storm Drain and Waste Water Runoff1.... Storm and wastewater runoff that has been piped by Seller to Buyer's existing storm drainage system

All other water, except fire water which shall be provided by Buyer, and water delivery systems for the Existing Facility, including potable, treated and make-up water, shall be obtained by Seller from other sources without cost to Buyer. In the event of a utility interruption, Buyer shall use reasonable commercial efforts to minimize and eliminate such interruption as soon as reasonably practicable. Notwithstanding the foregoing, Buyer shall not be liable for any interruption of utility service to the Existing Facility.

--------

     Discharges to Buyer's 36" culvert shall be comprised of only cooling tower blowdown containing no heavy metals, intermittent surface run-off from scuppers around equipment which may contain only traces of oil, building floor drains which may contain only traces of oil and detergents, and hub drains containing only clean condensate.


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
                              ARTICLE 4. - QUANTITY

      Seller shall sell and deliver to Buyer, and Buyer will purchase and receive from Seller, the following Oxygen:

      4.1 Oxygen Quantities. Seller will sell and deliver into the Oxygen Distribution System such Oxygen from the Existing Facility as Buyer may from time to time reasonably notify Seller it desires up to a maximum instantaneous delivery rate at the Oxygen Delivery Point of 276,800 standard cubic feet per hour (SCFH), such production and delivery rates adjusted for the design conditions of 70 degrees Fahrenheit dry bulb, relative humidity of 24%, barometric pressure of 12.4 PSIA, and cooling water temperature of 72 degrees Fahrenheit.

      4.2 Operation Level. Under normal operating conditions, that is when no contingency exists under Article 11 and no shutdown has been taken pursuant to
Section 8.1 hereof, Seller will operate the Existing Facility at the delivery level for Oxygen of which Seller has received the notice specified in this
Article 4.

      4.3 Reduced Demand. Seller will take the Existing Facility out of operation if so requested by Buyer to accommodate any reduction in oxygen demand at the Geneva Works; provided, however, that such periods of non-operation at the request of Buyer shall not exceed one hundred twenty (120) days during any twenty-four (24) month period and shall not exceed an aggregate of three hundred twenty (320) days during the term of this Agreement without Seller's consent, which consent shall not be unreasonably withheld.

      4.4 Title. Title to Oxygen shall pass to Buyer upon delivery by Seller of into the Oxygen Distribution System at the Oxygen Delivery Point.

                               ARTICLE 5. - PRICES

      5.1 Monthly Facility Charge. As promptly as practicable after the end of each calendar month, Seller will invoice Buyer and Buyer will pay Seller a monthly facility charge (the "Monthly Facility Charge") in the amount of SEVENTY-FIVE THOUSAND DOLLARS ($75,000). The Monthly Facility Charge is intended to fully compensate Seller for the Existing Facility and all Oxygen that Seller is obligated to deliver to Buyer pursuant to this Agreement. During periods of reduced demand, as contemplated in Section 4.3 hereof, the Monthly Facility Change shall be reduced on a pro rata basis to FIFTY THOUSAND DOLLARS ($50,000) for each month, or portion thereof, of reduced demand. The Monthly Facility Charge shall be further adjusted pursuant to Sections 5.1.1, 5.1.2 and 5.1.3 below.

            5.1.1 Adjustment. The Monthly Facility Charge will be adjusted (the "Adjusted Monthly Facility Charge") semi-annually on January 1 and July 1 (each an "Adjustment Date"), commencing January 1, 1998, in accordance with the following formula.


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            Adjusted Monthly Facility Charge = C(0) [0.40 L/16.32 + 0.40 P/127.2
            + .20] where:

                  C(0) = Monthly Facility Charge determined pursuant to Section
                  5.1 without adjustments.

                  L = Earnings Index, as hereinafter defined.

                  P = PPI, as hereinafter defined.

            5.1.2 Required Documentation. At the time Seller makes any adjustment pursuant to this Section 5.1.1, it shall deliver to Buyer adequate documentation (including mathematical calculations) supporting such adjustment.

            5.1.3 Definitions. As used herein, the term (a) "Earnings Index" means the average of the Average Hourly Earnings for workers in Chemical and Allied Industries for each of the three (3) months immediately preceding the Adjustment Date, and (b) "PPI" means the average of the Producers Price Index for Industrial Commodities, based upon 1982=100, for each of the three (3) months immediately preceding the Adjustment Date, both of which indices are published by the United States Department of Labor, Bureau of Labor Statistics. If the computation of either or both of such indices is changed so that the base year differs from that at the time the beginning index is first published, the such index will be converted in accordance with the conversion factor published by the Department of Labor, Bureau of Labor Statistics. If either or both such indices are discontinued or revised, such government indices or computation with which they are replaced shall be used in order to obtain substantially the same result as would be obtained if the indices had not been terminated or revised.

      5.2 Payment. The terms of payment will be net twenty (20) days following receipt of invoice. Buyer shall remit payments to Seller hereunder to the address indicated on Seller's invoice. Seller shall have the right to charge Buyer a late payment fee on any past due amount, such fee to be computed from the date such payment was due at an interest rate of 3% above the prevailing prime rate of interest of Texas Commerce Bank, N.A., Houston, Texas (or any successor principal bank of Seller). Any billing dispute or claim must be made in writing within thirty (30) days after receipt of invoice, otherwise the amount indicated on such invoice shall be considered by both parties to be final and binding. The first Monthly Facility Charge, prorated for any partial month, shall commence on the Effective Date provided, that Buyer shall receive credit against the Monthly Facility Charge for any amounts paid to Seller pursuant to that certain letter of intent dated July 10, 1997 (the "Letter of Intent") between Seller and Buyer.

      5.3 Disputes. In the event Buyer disputes, in good faith, any invoice of Seller, Buyer shall timely pay the undisputed portion of such invoice and include therewith a reasonably detailed explanation in writing of the reasons Buyer disputes the balance of such invoice. If Seller disagrees with Buyer's explanation, the matter shall be referred for dispute resolution pursuant to
Article 19.


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                           ARTICLE 6. - SPECIFICATION

      6.1 Oxygen Specification. Seller guarantees that Oxygen delivered at the Oxygen Delivery Point shall be at least 99.5% pure by volume.

      6.2 Non-conforming Oxygen. Any Oxygen delivered hereunder by Seller which does not conform to the specifications set forth in Section 6.1 hereof may be rejected by Buyer by providing Seller with verbal notice within twenty-four
(24) hours and subsequent written confirmation within twenty (20) days after delivery thereof, and the Monthly Facility Charge shall be reduced by the ratio of non-conforming Oxygen delivered in Tons per day to 275. Buyer reserves the right to review Seller's records and to confirm Oxygen conformity with the requirements of this Agreement.

      6.3 Limitation. THERE ARE NO EXPRESS WARRANTIES BY SELLER OTHER THAN THOSE SPECIFIED IN THIS AGREEMENT. NO OTHER WARRANTIES BY SELLER (OTHER THAN WARRANTY OF TITLE AS PROVIDED IN THE UNIFORM COMMERCIAL CODE) SHALL BE IMPLIED OR OTHERWISE CREATED UNDER THE UNIFORM COMMERCIAL CODE, INCLUDING BUT NOT LIMITED TO, THE WARRANTY OF MERCHANTABILITY AND THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

                         ARTICLE 7. - DELIVERY PRESSURE

      Oxygen shall be delivered by Seller into the Oxygen Distribution System at a minimum pressure of 450 PSIG at the Oxygen Delivery Point.

                         ARTICLE 8. - SELLER'S SHUTDOWN

      8.1 Ordinary Downtime. Seller will have the right from time to time to shut down the production portion of the Existing Facility for such periods of time as may be necessary for Seller to perform scheduled ordinary repairs for maintenance and/or thawing necessary or consistent with proper operation, not in any event to exceed twenty-one (21) days during any two consecutive contract years during the term hereof; provided, however, that the foregoing period is not intended to limit Seller's rights in the event of a contingency under
Article 11 hereof. Buyer and Seller will coordinate to the extent practicable Seller's scheduled shutdowns under this Article 8 with Buyer's periods of reduced Oxygen needs and when other oxygen production facilities at the Geneva Works are on-line, and shall minimize any resulting downtime or reduced production impacts on Buyer's operations. Insofar as possible, maintenance will be completed during periods in which the Existing Facility is not in operation during periods of reduced oxygen demand at the Geneva Works as contemplated in
Section 4.3 hereof.

      8.2 Vaporization. In the event from time to time Seller is unable to supply all or part of the applicable quantities of Oxygen set forth in Article 4 by reason of shutdown under Section 8.1 or a contingency under Article 11, and Buyer requires the use of Seller's storage and vaporization equipment for Oxygen purchased from third parties, Seller, without charge to


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
Buyer, shall permit such storage, and shall also vaporize and deliver such oxygen to the Oxygen Distribution System. Buyer hereby agrees to hold Seller harmless and indemnify Seller against any loss or damage to its equipment, or injury, illness or death of persons arising out of or incident to any deliveries by another industrial gas supplier. Buyer's exercise of the rights specified in this Section 8.2 shall not entitle Buyer to recover from Seller any part of the purchase price paid to such other industrial gas supplier, including but not limited to the difference between the price for Oxygen(s) charged by such other industrial gas supplier and the price(s) specified in this Agreement; provided, however, that if (a) such downtime under Section 8.1 exceeds eight (8) consecutive days, (b) Seller is unable to supply to Buyer the required quantities of Oxygen hereunder, and (c) Buyer is required to obtain Oxygen from sources (including from third parties or Seller) other than the Existing Facility to supply all or part of the applicable quantities of Oxygen set forth in Article 4, then the Monthly Facility Charge specified under Section 5.1 will be reduced by the costs incurred by Buyer in obtaining such Oxygen from sources other than the Existing Facility and the term of this Agreement will be extended for a period equal to twice the duration of such shutdown. Upon written notice from Seller that the shutdown or contingency is concluded, Buyer's right to obtain Oxygen from a third party and Seller's obligation to accept deliveries and vaporize Oxygen obtained from third parties shall cease with respect to such shutdown or contingency and the entire Monthly Facility Charge for subsequent periods shall thereafter be paid to Seller by Buyer pursuant to the terms of this Agreement. If the Monthly Facility Charge is reduced pursuant to this
Section 8.2, then any days of downtime under Sections 6.3 or 8.1 in excess of eight (8) consecutive days shall not be counted for purposes of Seller's twenty-one (21) days of ordinary downtime pursuant to Section 8.1.

      8.3 Right to Alternate Supply. When Seller is unable to supply all or part of the applicable quantities of Oxygen set forth in Article 4 by reason of shutdown under Section 8.1 or a contingency under Article 11, Buyer shall have the independent right to purchase Oxygen, or any part thereof, from another industrial gas supplier; provided, however, that except as specified in Section
8.2 all such deliveries of Oxygen made by such other industrial gas supplier shall be made into equipment provided by such other industrial gas supplier.

                         ARTICLE 9. - METERING EQUIPMENT

      9.1 Oxygen Metering. Seller, at its expense, shall install and maintain a gas-phase oxygen flow rate meter as a part of the Existing Facility at locations within the Facility Site mutually acceptable to the parties for the purpose of accurately measuring the quantities and instantaneous flow rates of Oxygen delivered to Buyer hereunder. The meter shall be a billing quality meter of a brand and type mutually agreed upon by Buyer and Seller.

            9.1.1 Calibration. Seller, at its expense, shall, upon notice to Buyer, calibrate such metering equipment at six month intervals, and Buyer may have its representatives present during any such tests.

            9.1.2 Buyer Tests. At any time requested by Buyer, but not more often than once a year, Seller will test such metering equipment in the presence of Buyer's representative,


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
and if the metering equipment is found on such test to be accurate as specified above, then the cost and expense of such test will be borne by Buyer but if the metering equipment is found on such test to be inaccurate as specified above, then the cost and expense of such test and of correcting the inaccuracy in the metering equipment will be borne by Seller.

      9.2 Electric Metering Equipment. Seller, at its expense, shall install and maintain electricity meters of a mutually acceptable quality, brand and type as a part of the Existing Facility at a location mutually acceptable to the parties for the purpose of accurately measuring the power consumption of the Existing Facility.

                               ARTICLE 10. - TAXES

      10.1 Sales and Other Taxes. If at any time during the term of this Agreement any tax (other than a net income or excess profits tax, general franchise tax imposed on corporations on account of their right to do business within the state as a foreign corporation) is imposed on Seller by any governmental authority upon, or measured by, the production, delivery, or use of the Oxygen supplied to Buyer, which directly increases Seller's costs incurred in the production, sale or delivery of any Oxygen to Buyer hereunder, Buyer will reimburse Seller therefor to the extent that Seller can reasonably demonstrate that its costs of production, sale or delivery hereunder are directly increased thereby. Buyer shall pay any sales or use taxes imposed on the purchase and sale of Oxygen hereunder.

      10.2 Property Taxes. Seller shall pay all real and personal property taxes or assessments which may now or hereafter be levied on the Facility Site or the Existing Facility, respectively, during the term of this Agreement.

                           ARTICLE 11. - CONTINGENCIES

      11.1 Contingencies. Neither party hereto will be liable to the other for default or delay in the performance of any of its obligations hereunder due to an act of God, accident, fire, flood, storm, riot, war, sabotage, explosion, strike, work stoppage, concerted acts of workers, national defense requirement, governmental law, ordinance, rule or regulation, whether valid or invalid, extraordinary failure of equipment or inability to obtain sufficient quantities of electrical power, steam, water or other utilities or type of energy, raw material, labor, equipment or transportation or any similar or different contingency beyond its reasonable control which would make performance commercially impracticable whether or not the contingency is of the same class as those enumerated above, it being expressly agreed that such enumeration shall be non-exclusive; provided, however, that neither business downturn nor economic conditions will qualify as a contingency within the meaning of this Article 11. The party so prevented from performance shall, upon prompt, written notice to the other party, be excused to the extent that its obligations are prevented, interfered with or restructured because of such contingency event. Notwithstanding the occurrence of such contingency, each party shall exert all reasonable efforts to continue in the performance of its obligations hereunder and bring any period of contingency to an end and as expeditiously as possible; provided that any strike or


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
labor disturbance or similar difficulty of any kind shall be deemed to be beyond the reasonable control of the party whose performance is affected thereby.

      11.2 Reduced Delivery or Taking. If, for any period, a contingency covered by Section 11.1 reduces the delivery or taking of Oxygen from the Existing Facility, the party affected thereby will give prompt notice to the other party of the reduction or interruption, and the Monthly Facility Charge will be reduced pursuant to the following formula:

      Reduction Amount =  0.80 x Monthly Facility Fee       A
                          ---------------------------  x  ----- x N
                                     30.4                  275

           where:    A =  Average Oxygen delivered in Tons per day during such
                          time of reduced delivery or taking.

                     N =  Number of days of reduced delivery or taking.

Buyer will accept and pay for any Oxygen, delivered before said notice is given. Upon receiving said notice from Seller, Buyer will advise Seller to discontinue said deliveries or request that they be continued. If advised by Buyer, Seller shall deliver any Oxygen reasonably available from the Existing Facility and shall use reasonable efforts to deliver in accord with Buyer's demand any Oxygen which Seller has reasonably available for Buyer from other locations. Seller will continue said deliveries, if so requested, to the extent and for as long as Seller in its reasonable discretion determines that its own needs for consumption of Oxygen and its pre-existing contract commitments to others will permit. Buyer will pay for any Oxygen delivered by Seller from other locations pursuant to this Section 11.2 at the price negotiated between the parties at the time plus any additional costs related to special purchase, freight or handling. Buyer shall have the right to obtain Oxygen from other suppliers during the existence of any contingency under Section 11.1.

      11.3 No Production. During any period that no Oxygen is delivered or taken from the production of the Existing Facility due to the occurrence of a contingency covered by Section 11.1, Buyer will be fully relieved of its obligation to pay the Monthly Facility Charge.

      11.4 Operational Inefficiency. Seller agrees to maintain and repair all equipment at the Existing Facility in a manner to ensure that there is no material degradation in the operational efficiency of such equipment. Seller agrees to reimburse Buyer for any excess electrical consumption over the Base Rate, as hereinafter defined, which results from Seller's failure to so maintain and repair the equipment. As used herein, the term "Base Rate" means 3.2 kwh per 100 SCF when the Existing Facility is producing liquidous product, and an electrical consumption factor ("ECF") in kwh per 100 SCF when the Existing Facility is producing only gaseous product.

      The ECF will be established during a 24 hour test to be completed prior to November 30, 1997 according to the following formula. (It is understood that the test will not include the impact of a future instrument air compressor which will be installed by Seller approximately one year from the Effective Date. Subsequent to such installation, the ECF will then be recalculated pursuant to the following formula to account for such installation.)

                     ECF =   e  x 1.05
                            ---
                             v

           Where:    ECF =     KWH Electrical Consumption Rate per 100 SCF
                     e =       Electricity Consumed
                     v =       100 SCF of Gaseous Oxygen Produced

                             ARTICLE 12. - LIABILITY

      12.1 Acknowledgement. Buyer acknowledges that there are hazards associated with the use of the Oxygen. Buyer agrees that its personnel concerned with the Oxygen are aware of the hazards and assumes all responsibility for the warning of its employees and independent contractors of all hazards to persons and property in any way connected with Buyer's use, storage and handling of the Oxygen. Buyer also assumes all responsibility for the suitability and the results of using the Oxygen alone or in combination with other articles or substances and in any manufacturing or other processes or procedures. Neither Seller nor Buyer shall be liable under this Agreement for any incidental, consequential, indirect, or special damages of any kind, including, but not limited to, loss of profits, loss of use or loss of business, unless caused by the willful or intentional acts of such party.

      12.2 Indemnity by Buyer. Buyer hereby covenants and agrees to indemnify and hold Seller harmless from and against any and all claims, losses, damages, actions, and causes of action, costs or expenses (including reasonable attorneys' fees) of any nature or kind, brought against Seller arising from or incidental to Buyer's activities or presence, including that of its employees, contractors, agents, representatives, and invitees on or about the Facility Site or Existing Facility; provided, however, that Buyer shall not be liable for, and this indemnity shall not extend to, any such liability, loss, demand, action, or cause of action to the extent that it results from or is attributable to the negligent acts or omissions of Seller, or its employees, contractors, agents, representatives and invitees.

      12.3 Indemnity by Seller. Subject to Section 12.1, Seller hereby covenants and agrees to indemnify and hold Buyer harmless from and against any and all claims, losses, damages, actions, and causes of actions, costs or expenses (including reasonable attorneys' fees) of any nature or kind, brought against Buyer arising from or incidental to Seller's activities or presence, including that of its employees, contractors, agents, representatives, and invitees on or about the Geneva Works; provided, however, that Seller shall not be liable for, and this indemnity shall not extend to, any such liability, loss, demand, action, or cause of action to the extent that it results from or is attributable to the negligent acts or omissions of Buyer, or its employees, contractors, agents, representatives and invitees.

                     ARTICLE 13. - ATMOSPHERIC CONTAMINANTS

      Buyer agrees to notify and consult with Seller concerning any process or facility changes by Buyer at the Geneva Works which would cause an increase in atmospheric contaminants at or near the Existing Facility.

               ARTICLE 14. - ENVIRONMENTAL CONDITIONS AND PERMITS

      14.1 Site Condition. In the event any hazardous or toxic materials or substances are discovered on, in or under the Facility Site which would prevent, delay or increase the cost of operation of the Existing Facility, Seller shall promptly notify Buyer.

      14.2 Permitting. Seller, without cost to Buyer, will obtain all necessary permits relating to air emissions and the modification, operation, and maintenance of the Existing Facility and the delivery of Oxygen to the Geneva Works.

                     ARTICLE 15. - FAIR LABOR STANDARDS ACT

      Seller represents that Oxygen delivered to Buyer hereunder will have been produced in compliance with the Fair Labor Standards Act of 1938, as amended.

                              ARTICLE 16. - DEFAULT

      16.1 Default by Seller. If a voluntary or involuntary petition should be filed by or against Seller under any bankruptcy law (including a petition for reorganization, extension of payment, composition or adjustment of liabilities), or if a receiver should be appointed for Seller, or if an attachment or execution should be levied against all or part of the Existing Facility, or if Seller should materially default in the performance of any material covenant or obligation to be performed by it under this Agreement, and within ninety (90) days after receipt of written notification thereof from Buyer, should Seller not cure such default or if such default is not curable within ninety (90) days and Seller has not commenced and is diligently pursuing such cure, then Buyer may, without prejudice to any other right or remedy, terminate this Agreement by written notice without further responsibility or liability.

      16.2 Default by Buyer. If a voluntary or involuntary petition should be filed by or against Buyer under any bankruptcy law (including a petition for reorganization, extension of payment, composition or adjustment of liabilities), or if a receiver should be appointed for Buyer, or if an attachment or execution should be levied against all or part of the Geneva Works, or if Buyer should materially default in the performance of any material covenant or obligation to be performed by it under this Agreement, and within ninety (90) days after receipt of written notification thereof from Seller, should Buyer not cure such default or if such default is not curable within ninety (90) days and Buyer has not commenced and is diligently pursuing such cure, then Seller may, without prejudice to any other right or remedy, terminate this Agreement by written notice without further responsibility or liability.

                            ARTICLE 17. - ASSIGNMENT

      Any assignment of this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, shall be void.

                          ARTICLE 18. - APPLICABLE LAW

      This Agreement will be governed by and construed in accordance with the laws of the State of Utah and any action seeking to enforce or interpret the terms hereof, or arising out of the breach hereof, shall be commenced and maintained in the State of Utah.

                      ARTICLE 19. - RESOLUTION OF DISPUTES

      In the event that a party to this Agreement has reasonable grounds to believe that the other party hereto has failed to fulfill any obligation hereunder, such party will promptly notify the other party in writing of the substance of its belief. Unless otherwise agreed in writing, the party receiving such notice must respond in writing within fifteen (15) days of receipt of such notice by (a) providing either evidence of cure of the condition specified or an explanation of why it believes that its performance is in accordance with the terms and conditions of this Agreement, and (b) specifying three (3) dates, all of which must be within fifteen (15) days from the date of its response, unless otherwise agreed in writing, for a meeting to resolve the dispute. The claiming party will then select one (1) of the three (3) dates, and a dispute resolution meeting will be held. At the conclusion of such meeting, the parties shall have the right to pursue any remedy otherwise permitted in law or in equity. Notwithstanding anything in this Agreement to the contrary, but subject to
Article 11 and Section 8.1, Seller agrees that it will provide uninterrupted supply of Oxygen during any such dispute so long as all contractually required payments are made.

                               ARTICLE 20. - TERM

      20.1 Term Subject to the provisions of Section 11.4, the term of this Agreement will commence as of the Effective Date and expire sixty-four (64) months after the Effective Date, and will continue in effect thereafter until terminated by either party upon giving not less than twelve (12) months prior written notice of such termination to the other party. Notwithstanding the foregoing, Buyer shall have the right to terminate this Agreement at any time after the expiration of thirty-six (36) months from the Effective Date if Buyer determines it can no longer benefit from the use of oxygen from the Existing Facility as a result of changed technology or obsolescence of equipment or technology utilized at the Geneva Works, such termination to be effected by Buyer giving written notice to Seller at least one hundred twenty (120) days prior to termination. Buyer further agrees to use reasonable efforts to communicate any decision by Geneva's senior officers to terminate this Agreement pursuant to the immediately foregoing sentence if such decision is made prior to such notice period but within one (1) year of the anticipated effective date of such termination; provided, however, that the failure to communicate such decision shall not be a default hereunder or affect in any way Geneva's right to continue with or terminate this Agreement upon written notice as otherwise provided herein.

Upon the expiration of the initial term of this Agreement, both parties agree to renegotiate in good faith for a contract extension with terms which will reflect capital depreciation, plant efficiency, technical obsolescence, expected plant life, additional maintenance requirements, reasonable profit to Seller, and other factors reasonably related to the production and price of Oxygen provided, that neither party shall be obligated to enter into any such agreement or extension.

                              ARTICLE 21. - NOTICE

      Any notice required to be given by either party to the other under any provisions of this Agreement shall be in writing and shall be considered as having been delivered on the date of personal delivery or by an acknowledged facsimile transmission, addressed to the other party as follows:

      SELLER:   AIR LIQUIDE AMERICA CORPORATION
                2121 N. California Blvd.
                Walnut Creek, California 94596
                Attention:  Area Director On-Sites
                Facsimile No.: 510-977-6519

      BUYER:    GENEVA STEEL COMPANY
                10 South Geneva Road
                Vineyard, Utah  84058
                Attention:  General Counsel
                Facsimile No.: 801-227-9198

                With a required copy to:

                KIMBALL, PARR, WADDOUPS, BROWN & GEE
                185 South State Street, Suite 1300
                Salt Lake City, Utah 84111
                Attention:  Roger D. Henriksen, Esq.
                Facsimile No.: 801-532-7750

or to such other party or such other address as either party shall from time to time designate for that purpose. Any notice by letter under this Agreement will be deemed to be given as of the date such letter is received by the other party hereto.

                         ARTICLE 22. - ENTIRE AGREEMENT

      This Agreement comprises the entire agreement between the parties hereto and supersedes all previous and contemporaneous writings, oral understandings, negotiations, and previous agreements with reference to the subject matter hereof, including but not limited to the Letter of Intent, Section 2.10 of the 1995 Agreement (but no other provision of the 1995 Agreement), that certain Oxygen Supply Agreement dated September 27, 1988, as amended, and that certain

Lease dated April 17, 1968, as amended. There are no other promises, representations or warranties affecting this Agreement. There shall be no modification or recision of this Agreement except by a writing signed by both Buyer and Seller. Any terms and conditions appearing in any purchase orders, even if signed by Seller and/or Buyer, shall be deemed null and void.

                           ARTICLE 23. - MISCELLANEOUS

      23.1 Confidentiality. Neither this Agreement nor any information relating to this Agreement or the Existing Facility shall be publicized or disclosed by Seller or Buyer without the prior written consent of the other party in each instance, except as otherwise required by law.

      23.2 Severability. Whenever possible, each provision of this Agreement shall be interpreted to be valid under applicable law. In the event that any condition, covenant or other provision herein contained is held to be invalid or void by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way affect any other covenant or condition herein contained. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law.

      23.3 Waiver. Either party may, by notice signed by an officer of such party and delivered in the manner provided in this Agreement, but shall be under no obligation to, waive any of its rights or conditions to its rights hereunder, or any duty, obligation or covenant of the other party. To be effective, such waiver shall specifically state the intention of the waiving party to waive such rights or conditions to its rights. Such a written waiver shall not affect or alter the other provisions of this Agreement.

      23.4 Power Rates. Upon the request of Buyer, Seller agrees to use reasonable efforts to assist Buyer in obtaining the most favorable electrical power rates possible for power to be utilized at the Existing Facility, including but not limited to providing documentation, information and consultation in connection therewith, and, if necessary, restructuring the ownership of the Existing Facility and other provisions of this Agreement in a mutually acceptable manner to take advantage of any available lower power rates.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

AIR LIQUIDE AMERICA CORPORATION,        GENEVA STEEL COMPANY,
  a Delaware corporation                  a Utah corporation


By: /s/ Michael J. Smith                By: /s/ Ken C. Johnsen
    -----------------------------           ------------------------------
   Its: Area Vice President                Its: Vice President
        -------------------------               --------------------------

                                   EXHIBIT 1.2

                                       to

                             Oxygen Supply Agreement

  ---------------------------------------------------------------------------


                        FACILITY SITE AND BATTERY LIMITS


       The "Facility Site" and battery limits referred to in the foregoing Agreement are located in Utah County, Utah and are more particularly described as follows:

                            [See attached Exhibit A]

                          [OXYGEN PLANT SITE MAPPING]

                                   EXHIBIT 1.5

                                       to

                             Oxygen Supply Agreement

  ---------------------------------------------------------------------------


                                  GROUND LEASE

  The "Ground Lease" referred to in the foregoing Agreement is attached hereto.


                                        2